EXHIBIT 15(a)





Texas Utilities Company:


We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited condensed consolidated interim financial information of Texas Utilities Company and subsidiaries (the "Company") for the periods ended September 30, 1998 and 1997, as indicated in our report dated November 12, 1998; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998, is incorporated by reference in Registration Statements No. 33-55931, 333-27989, 333-32831 and 333-56055 on Form S-3; Registration Statement No. 333-47135 on Form S-4; and Registration Statements No. 333-32833, 333-32835, 333-32837, 333-32839, 333-32841, 333-32843, 333-45657 and 333-46671 on Form
S-8 of Texas Utilities Company.

We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of that Act.


DELOITTE & TOUCHE LLP

Dallas, Texas
November 12,1998